Exhibit 99.1

MSCI Inc. Reports Second Quarter 2013 Financial Results and Announces Additional $100 Million Accelerated Share Repurchase

NEW YORK--(BUSINESS WIRE)--August 1, 2013--MSCI Inc. (NYSE: MSCI), a leading global provider of investment decision support tools, including indices, portfolio risk and performance analytics and corporate governance services, today announced results for the second quarter and six months ended June 30, 2013.

(Note: Percentage changes are referenced to the comparable period in 2012, unless otherwise noted.)

  Operating revenues increased 8.1% to $257.9 million in second quarter 2013 and 9.0% to $509.8 million for six months 2013.
  Net income increased 62.6% to $61.1 million in second quarter 2013 and net income grew 47.2% to $120.0 million for six months 2013.
  Diluted EPS for second quarter 2013 rose 66.7% to $0.50 and six months 2013 Diluted EPS increased 48.5% to $0.98.
  Adjusted EBITDA1 grew by 8.0% to $116.6 million in second quarter 2013. For six months 2013, Adjusted EBITDA1 grew by 8.0% to $226.7 million. Second quarter 2013 Adjusted EBITDA margin was flat at 45.2% and six months 2013 Adjusted EBITDA margin fell slightly to 44.5% from 44.9%.
  Second quarter 2013 Adjusted EPS2 rose 16.0% to $0.58. Six months 2013 Adjusted EPS2 rose 21.3% to $1.14.
  MSCI’s Run Rate grew by 7.9% to $992.6 million in second quarter 2013, driven by organic3 subscription growth of 3.7%, organic asset-based fee growth of 2.1% and the acquisitions of IPD and InvestorForce.
  MSCI announced that it will enter into a $100.0 million accelerated share repurchase (“ASR”) agreement as of the market-close today. The prior agreement, which was announced in December 2012 and concluded in July 2013, resulted in the repurchase of 3.0 million shares.
Table 1: MSCI Inc. Selected Financial Information (unaudited)

	Three Months Ended		Change from	Six Months Ended		Change From
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
In thousands, except per share data	2013	2012	2012	2013	2012	2012
Operating revenues	$257,898	$238,565	8.1%	$509,807	$467,617	9.0%
Operating expenses	$160,726	$151,444	6.1%	$322,108	$299,517	7.5%
Net income	$61,053	$37,546	62.6%	$119,990	$81,512	47.2%
% Margin	23.7%	15.7%		23.5%	17.4%
Diluted EPS	$0.50	$0.30	66.7%	$0.98	$0.66	48.5%

Adjusted EPS[2]	$0.58	$0.50	16.0%	$1.14	$0.94	21.3%
Adjusted EBITDA[1]	$116,562	$107,912	8.0%	$226,655	$209,819	8.0%
% Margin	45.2%	45.2%		44.5%	44.9%

[1] Net Income before income taxes, other net expense and income, depreciation, amortization, non-recurring stock-based compensation, the lease exit charge and restructuring costs. See Table 13 titled "Reconciliation of Adjusted EBITDA to Net Income (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures.”

[2] Per share net income before after-tax impact of amortization of intangibles, non-recurring stock-based compensation, restructuring costs, the lease exit charge and debt repayment and refinancing expenses. See Table 14 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures.”

[3] For the purposes of analyzing revenue and Run Rate trends, organic growth comparisons exclude the impact of the acquisitions of IPD Group Limited (“IPD”) and Investor Force Holdings, Inc. (“InvestorForce”), as well as the sale of the CFRA product line.

“MSCI’s revenues and run rate continued to grow in the second quarter of 2013, aided by the acquisitions of IPD and InvestorForce, continued strength in our retention rates and a modest increase in new sales. We are working hard to bring the full value of MSCI’s unique products and services to our clients and I am excited by the opportunities we see to add value to our clients’ investment processes. We will continue to make investments in our business over the second half of 2013 and beyond in order to realize that potential,” Henry A. Fernandez, Chairman and CEO, said.

“The new $100 million ASR agreement that we are announcing today confirms our commitment to return capital to our shareholders. MSCI’s strong cash flow has enabled us to return capital and make strategic acquisitions like IPD and InvestorForce while continuing to invest in our organic growth,” added Mr. Fernandez.

Summary of Results for Second Quarter 2013 Compared to Second Quarter 2012

Operating Revenues – See Table 4

Operating revenues for the three months ended June 30, 2013 (“second quarter 2013”) increased $19.3 million, or 8.1%, to $257.9 million compared to $238.6 million for the three months ended June 30, 2012 (“second quarter 2012”). For the purposes of analyzing revenue trends, organic growth comparisons exclude the impact of the acquisitions of IPD Group Limited (“IPD”) and Investor Force Holdings, Inc. (“InvestorForce”), acquired on November 30, 2012 and January 29, 2013, respectively, as well as the sale of the CFRA product line on March 31, 2013. On an organic basis, operating revenues grew by 1.0%.

Second quarter 2013 recurring subscription revenues rose $15.4 million, or 7.8%, to $213.5 million and 0.4% on an organic basis. Asset-based fees increased $2.9 million, or 8.4%, to $37.0 million and non-recurring revenues rose $1.1 million to $7.4 million.

Performance and Risk segment revenues rose $20.8 million to $228.4 million, an increase of 10.0% and 0.8% on an organic basis. The increase was primarily driven by increases in equity index and environmental, social and governance (“ESG”) products.

•

Index and ESG products: Index and ESG product revenues increased $22.2 million, or 20.2%, to $132.2 million. Subscription revenues grew by $19.4 million, or 25.5%, to $95.2 million, driven mostly by the acquisition of IPD. On an organic basis, index and ESG subscription revenue growth was 3.1%, primarily attributable to growth in our benchmark products.

IPD contributed $17.0 million of revenues to second quarter 2013 index and ESG subscription revenues. The second quarter is expected to be the highest quarter for IPD revenues, reflecting when a substantial portion of its annual report products are delivered to clients.

Revenues attributable to equity index asset-based fees rose $2.9 million, or 8.4%, to $37.0 million, largely as a result of higher revenues from non-ETF passive funds and a change in the mix of ETFs linked to MSCI indices. Included in second quarter 2013 were revenues of $0.8 million related to Vanguard ETFs that have switched away from MSCI indices in 2013 (“the Vanguard ETFs”). That transition is now complete.

•

Risk management analytics: Revenues related to risk management analytics products increased $2.6 million, or 4.0%, to $67.1 million, driven largely by the acquisition of InvestorForce. On an organic basis, revenues grew by 0.5%.

•

Portfolio management analytics: Revenues related to portfolio management analytics products declined $3.2 million, or 11.0%, to $26.1 million as a result of lower sales and elevated cancellations of equity analytics products in prior periods.

•

Energy and commodity analytics: Revenues from energy and commodity analytics products were $3.1 million, down $0.7 million from second quarter 2012, as a result of lower sales and elevated cancellations of energy and commodity analytics products in prior periods.

Governance segment revenues fell $1.5 million, or 4.9%, to $29.5 million in second quarter 2013, as the loss of revenues resulting from the sale of the CFRA product line more than offset organic growth. On an organic basis, Governance revenues rose 3.0%, driven by higher revenues from advisory compensation data and analytics products.

Operating Expenses – See Table 6

Total operating expenses rose $9.3 million, or 6.1%, to $160.7 million, substantially driven by higher costs from recent acquisitions.

•

Compensation costs: Total compensation costs rose $7.9 million, or 8.5%, to $101.7 million in second quarter 2013, driven primarily by the acquisitions of IPD and InvestorForce, offset by the sale of the CFRA product line and a decline in other compensation expenses.

•

Non-compensation costs excluding depreciation and amortization, the lease exit charge and restructuring costs: Non-compensation costs rose $2.5 million, or 6.8%, to $39.7 million in second quarter 2013. The increase in non-compensation costs was driven by the acquisitions of IPD and InvestorForce as well as higher marketing, travel and entertainment expenses, offset by declines in occupancy, information technology costs and professional fees.

•

Depreciation and amortization: Amortization of intangibles expense totaled $14.5 million compared to $16.0 million in second quarter 2012, a decline of 9.1%, primarily due to certain intangibles becoming fully amortized since the prior period, partially offset by additional amortization related to the IPD and InvestorForce acquisitions. Depreciation and amortization of property, equipment and leasehold improvements rose $0.6 million, or 12.5%, to $5.2 million.

Other Expense (Income), Net

Other expense (income), net for second quarter 2013 was $5.9 million, a decline of $23.9 million from second quarter 2012. Interest expense fell by $23.1 million to $6.5 million. Second quarter 2012 interest expense included an expense of $20.6 million resulting from MSCI refinancing its indebtedness. Excluding the impact of the $20.6 million charge in the prior period, other expense (income), net declined $3.3 million as a result of lower indebtedness and lower interest rates.

Provision for Income Taxes

Income tax expense was $30.2 million in second quarter 2013, up 53.2% from second quarter 2012. The effective tax rate in second quarter 2013 fell to 33.1% from 34.4% a year ago.

Net Income and Earnings per Share – See Table 14

Net income rose $23.5 million, or 62.6%, to $61.1 million for second quarter 2013. The net income margin increased to 23.7% from 15.7% as a result of the higher operating profit margin and lower interest costs. Diluted EPS rose by $0.20, or 66.7%, to $0.50, driven by higher net income and a 1.0% decline in the weighted average of diluted shares outstanding in second quarter 2013. Adjusted net income, which excludes the after-tax impact of amortization of intangibles, non-recurring stock-based compensation expense, debt repayment and refinancing expenses, the lease exit charge and restructuring costs, rose $8.9 million, or 14.5%, to $70.5 million. Adjusted EPS, which excludes the after-tax, per share impact of amortization of intangibles, non-recurring stock-based compensation expense, debt repayment and refinancing expenses, the lease exit charge and restructuring costs totaling $0.08, rose $0.08, or 16.0%, to $0.58.

See Table 14 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 13

Adjusted EBITDA, which excludes income taxes, other net expense and income, depreciation, amortization, non-recurring stock-based compensation, the lease exit charge and restructuring costs, was $116.6 million, up $8.7 million, or 8.0%, from second quarter 2012. The Adjusted EBITDA margin remained 45.2%. Second quarter 2013 Adjusted EBITDA and Adjusted EBITDA margin benefited from the seasonal strength in IPD revenues.

By segment, Adjusted EBITDA for the Performance and Risk segment increased $6.2 million, or 6.1%, to $108.8 million in second quarter 2013. The Adjusted EBITDA margin for this segment fell to 47.6% from 49.4%. Adjusted EBITDA for the Governance segment increased $2.4 million, or 45.7%, to $7.7 million and the Adjusted EBITDA margin rose to 26.3% from 17.2%. The increase in Governance segment Adjusted EBITDA was driven by a reduction in severance, occupancy and information technology costs compared to second quarter 2012.

See Table 13 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Summary of Results for Six Months Ended June 30, 2013 compared to Six Months Ended June 30, 2012

Operating Revenues – See Table 5

Total operating revenues for the six months ended June 30, 2013 (“six months 2013”) increased $42.2 million, or 9.0%, to $509.8 million compared to $467.6 million for the six months ended June 30, 2012 (“six months 2012”). Total subscription revenues rose $37.4 million, or 9.7%, to $422.1 million, while asset-based fees rose $4.8 million, or 7.0%, to $73.5 million. Total non-recurring revenues were unchanged at $14.2 million. On an organic basis, total operating revenues grew by 3.4%.

Performance and Risk segment revenues rose $42.2 million, or 10.4%, to $447.9 million for six months 2013, and 3.3% on an organic basis. Index and ESG products and risk management analytics revenues grew 17.3% and 4.5%, respectively, in six months 2013, or organically by 5.7% and 1.5%, respectively. Portfolio management analytics revenues fell 8.0%. Energy and other commodity analytics revenues increased $3.7 million, or 150.3%, primarily as a result of a $5.2 million non-cash cumulative revenue reduction to correct an error that was recorded in first quarter 2012. Excluding the impact of that error, energy and commodity analytics revenues declined 19.2%.

Governance revenues were $61.9 million, essentially flat versus six months 2012. On an organic basis, revenue grew by 4.0%.

Operating Expenses – See Table 7

Total operating expenses increased $22.6 million, or 7.5%, to $322.1 million in six months 2013 compared to six months 2012 driven primarily by the acquisitions of IPD and InvestorForce. The increase largely reflects increases of $22.1 million, or 11.9%, in total compensation expenses and $2.4 million, or 3.4%, in non-compensation expenses offset by a decline of $1.7 million, or 4.1%, in total depreciation and amortization expenses.

Other Expense (Income), Net

Other expense (income), net for six months 2013 was $12.9 million, a decline of $29.7 million from six months 2012. Other expense (income), net includes debt repayment and refinancing expenses of $20.6 million in six months 2012. Excluding the change in debt repayment and refinancing expenses, other expense (income), net declined by $9.1 million in six months 2013 primarily as a result of a combination of lower levels of indebtedness and a lower cost of debt.

Provision for Income Taxes

The provision for income tax expense was $54.8 million in six months 2013, up $10.8 million from six months 2012. Year to date 2013 income tax expense benefited from discrete items of $3.9 million primarily related to a reduction in state taxes and the 2012 reinstatement of the research and development tax credit. The effective tax rate was 31.4% in six months 2013, versus 35.1% a year ago.

Net Income and Earnings per Share – See Table 14

Net income increased $38.5 million, or 47.2%, to $120.0 million and the net income margin increased to 23.5% from 17.4%. Diluted EPS rose 48.5% to $0.98 from $0.66.

Adjusted net income, which excludes the after-tax impact of amortization of intangibles, non-recurring stock-based compensation expense, debt repayment and refinancing expenses, the lease exit charge and restructuring costs totaling $19.7 million, rose $23.5 million, or 20.2%, to $139.6 million. Adjusted EPS, which excludes the after-tax, per share impact of amortization of intangibles, non-recurring stock-based compensation expense, debt repayment and refinancing expenses, the lease exit charge and restructuring costs totaling $0.16, rose 21.3% to $1.14 in six months 2013.

See Table 14 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 13

Adjusted EBITDA was $226.7 million, an increase of $16.8 million, or 8.0%, from six months 2012. Adjusted EBITDA margin fell slightly to 44.5% from 44.9%.

By segment, Adjusted EBITDA for the Performance and Risk segment increased $14.0 million, or 7.1%, to $210.8 million from six months 2012. Adjusted EBITDA margin declined to 47.1% in six months 2013 from 48.5% in six months 2012. Adjusted EBITDA for the Governance segment rose $2.8 million, or 21.8%, to $15.9 million in six months 2013. The Adjusted EBITDA Margin for the Governance segment was 25.7%, up from 21.0% in six months 2012.

See Table 13 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Key Operating Metrics – See Tables 10, 11, 12

Total Run Rate grew by $73.0 million, or 7.9%, to $992.6 million as of June 30, 2013 compared to June 30, 2012. For the purposes of analyzing changes in Run Rate, organic growth comparisons exclude the impact of the acquisitions of IPD and InvestorForce, as well as the sale of the CFRA product line, which was sold on March 31, 2013. On an organic basis, total subscription Run Rate grew by 3.7%. Changes in foreign currency rates over the past twelve months negatively impacted Run Rate by $6.0 million, including $1.3 million relative to first quarter 2013.

Performance and Risk segment Run Rate grew by $75.3 million, or 9.3%, to $880.9 million. On an organic basis, Performance and Risk Run Rate grew by 3.1%.

•

Index and ESG products: Index and ESG subscription Run Rate grew by $65.2 million, or 22.8%, to $350.8 million. On an organic basis, Run Rate grew by 8.7%, driven by growth in equity index benchmark and data products. Changes in foreign currency rates lowered Run Rate growth by $2.5 million from the beginning of 2013, with most of that impact coming in the first quarter.

Run Rate attributable to asset-based fees rose $2.7 million, or 2.1%, to $131.7 million. The increase was primarily driven by higher market performance and inflows into ETFs linked to MSCI indices, offset, in part, by the impact of the index switch of the Vanguard ETFs. Excluding the Run Rate attributable to the Vanguard ETFs at June 30, 2012, asset-based fee Run Rate grew by $24.3 million, or 22.6%.

As of June 30, 2013, AUM in ETFs linked to MSCI indices were $269.7 billion, down $57.7 billion, or 17.6%, from June 30, 2012 and down $87.6 billion, or 24.5%, from March 31, 2013. Excluding the Vanguard ETFs which completed their transition during the second quarter 2013, AUM in MSCI-linked ETFs rose $59.6 billion, or 28.4%, from June 30, 2012 and decreased $15.7 billion, or 5.5%, from March 31, 2013.

During second quarter 2013, MSCI-linked ETFs were impacted by market declines of $13.2 billion and net inflows of $0.4 billion. The transitioning of the last of the Vanguard ETFs resulted in a loss of $74.8 billion of AUM in the quarter.

•

Risk management analytics: Run Rate related to risk management analytics products increased $22.0 million, or 8.5%, to $281.0 million. On an organic basis, risk management analytics Run Rate grew by 4.6%. MSCI benefited from solid growth in Run Rate associated with its RiskManager and BarraOne products.

•

Portfolio management analytics: Run Rate related to portfolio management analytics products declined $12.6 million, or 10.8%, to $104.5 million. Year-over-year Run Rate was negatively impacted by product swaps totaling $2.6 million and by changes in foreign currency rates which lowered Run Rate by an additional $3.3 million, including $0.7 million relative to first quarter 2013.

•	Energy and commodity analytics: Run Rate from energy and commodity analytics products declined to $12.8 million, down $2.0 million, or 13.8%, from second quarter 2012.

Governance Run Rate declined by $2.3 million, or 2.0%, to $111.7 million. On an organic basis, Run Rate grew by 6.0%, reflecting strong growth in the Run Rate of corporate compensation data and analytics products and services and modest growth in the Run Rate of proxy research and voting services.

Accelerated Share Repurchase Agreements

On July 31, 2013, MSCI settled the $100.0 million ASR agreement entered into with Morgan Stanley & Co. LLC (“Morgan Stanley”) on December 14, 2012 in accordance with its terms. Pursuant to the ASR agreement, MSCI repurchased a total of 2,988,117 shares of its common stock, which included an initial delivery of 2,226,028 shares in December 2012 and 762,089 shares delivered at settlement. The average purchase price for the shares was $33.47 per share. The repurchased shares will be held in treasury.

MSCI intends to enter into another $100.0 million ASR agreement with Morgan Stanley, following the close of today’s market, which will begin immediately. Under this new ASR agreement, MSCI will pay Morgan Stanley $100.0 million in cash and receive from Morgan Stanley an initial delivery of shares of its common stock on August 2, 2013 and may receive from Morgan Stanley additional shares at or prior to maturity of the ASR agreement, which MSCI anticipates will be no later than December 2013.

Both of the ASR agreements were authorized pursuant to a $300.0 million share repurchase program approved by MSCI’s Board of Directors in 2012. The remaining $100.0 million balance of the authorization will be available for utilization from time to time through 2014 at management’s discretion.

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review second quarter 2013 results on Thursday, August 1, 2013 at 11:00 am Eastern Time. To listen to the live event, visit the investor relations section of MSCI's website, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through August 3, 2013. To listen to the recording, visit http://ir.msci.com/events.cfm, or dial 1-855-859-2056 (passcode: 17528956) within the United States. International callers dial 1-404-537-3406 (passcode: 17528956).

About MSCI

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices, portfolio risk and performance analytics, and governance tools.

The company’s flagship product offerings are: the MSCI indices with approximately USD 7 trillion estimated to be benchmarked to them on a worldwide basis1; Barra multi-asset class factor models, portfolio risk and performance analytics; RiskMetrics multi-asset class market and credit risk analytics; IPD real estate information, indices and analytics; MSCI ESG (environmental, social and governance) Research screening, analysis and ratings; ISS governance research and outsourced proxy voting and reporting services; and FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world. MSCI#IR

1As of September 30, 2012, as reported by eVestment, Lipper and Bloomberg on January 31, 2013

For further information on MSCI, please visit our website at www.msci.com

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission ("SEC") on March 1, 2013, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this release reflects MSCI's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI's operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alert Subscription” section at http://ir.msci.com/alerts.cfm?. The contents of MSCI's website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered as alternative measures for the most directly comparable GAAP financial measures. These measures are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income before provision for income taxes, other net expense and income, depreciation and amortization, non-recurring stock-based compensation expense, the lease exit charge and restructuring costs.

Adjusted net income and Adjusted EPS are defined as net income and EPS, respectively, before provision for non-recurring stock-based compensation expenses, amortization of intangible assets, restructuring costs, the lease exit charge and the accelerated amortization or write-off of deferred financing and debt discount costs as a result of debt repayment (debt repayment and refinancing expenses), as well as for any related tax effects.

We believe that adjustments related to the lease exit charge, restructuring costs and debt repayment and refinancing expenses are useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. Additionally, we believe that adjusting for non-recurring stock-based compensation expenses, debt repayment and refinancing expenses and depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA, Adjusted net income and Adjusted EPS are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies.

Table 2: MSCI Inc. Condensed Consolidated Statement of Income (unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
In thousands, except per share data	2013	2012	2013	2013	2012

Operating revenues	$257,898	$238,565	$251,909	$509,807	$467,617

Operating expenses
Cost of services	83,359	73,243	80,185	163,544	145,534
Selling, general and administrative	57,612	57,602	61,631	119,243	113,038
Restructuring costs	-	(22)	-	-	(51)
Amortization of intangible assets	14,509	15,959	14,486	28,995	31,918
Depreciation and amortization of property,
equipment and leasehold improvements	5,246	4,662	5,080	10,326	9,078
Total operating expenses	$160,726	$151,444	$161,382	$322,108	$299,517

Operating income	$97,172	$87,121	$90,527	$187,699	$168,100
Operating margin	37.7%	36.5%	35.9%	36.8%	35.9%

Interest income	(237)	(237)	(268)	(505)	(460)
Interest expense	6,504	29,581	7,020	13,524	41,936
Other expense (income)	(354)	516	224	(130)	1,124
Other expenses (income), net	$5,913	$29,860	$6,976	$12,889	$42,600

Income before taxes	91,259	57,261	83,551	174,810	125,500

Provision for income taxes	30,206	19,715	24,614	54,820	43,988
Net income	$61,053	$37,546	$58,937	$119,990	$81,512
Net income margin	23.7%	15.7%	23.4%	23.5%	17.4%

Earnings per basic common share	$0.50	$0.31	$0.49	$0.99	$0.66
Earnings per diluted common share	$0.50	$0.30	$0.48	$0.98	$0.66

Weighted average shares outstanding used
in computing earnings per share

Basic	121,149	122,030	120,746	120,949	121,892
Diluted	122,069	123,295	121,702	121,887	123,204

Table 3: MSCI Inc. Selected Balance Sheet Items (unaudited)

			As of
			June 30,	March 31,	December 31,
In thousands			2013	2013	2012
Cash and cash equivalents			$334,701	$263,029	$183,309
Short-term investments			-	-	70,898
Accounts receivable, net of allowances			160,101	166,915	153,557

Deferred revenue			$347,470	$350,470	$308,022
Current maturities of long-term debt			43,118	43,106	43,093
Long-term debt, net of current maturities			775,072	785,856	811,623

Table 4: Quarterly Operating Revenues by Product Category and Revenue Type (unaudited)

	Three Months Ended			% Change from
	June 30,	June 30,	March 31,	June 30,	March 31,
In thousands	2013	2012	2013	2012	2013
Index and ESG products
Subscriptions	$95,200	$75,829	$84,888	25.5%	12.1%
Asset-based fees	36,970	34,094	36,515	8.4%	1.2%
Index and ESG products total	132,170	109,923	121,403	20.2%	8.9%
Risk management analytics	67,099	64,547	67,274	4.0%	(0.3%)
Portfolio management analytics	26,089	29,326	27,646	(11.0%)	(5.6%)
Energy and commodity analytics	3,065	3,780	3,146	(18.9%)	(2.6%)

Total Performance and Risk revenues	$228,423	$207,576	$219,469	10.0%	4.1%

Total Governance revenues	29,475	30,989	32,440	(4.9%)	(9.1%)

Total operating revenues	$257,898	$238,565	$251,909	8.1%	2.4%

Recurring subscriptions	$213,502	$198,104	$208,625	7.8%	2.3%
Asset-based fees	36,970	34,094	36,515	8.4%	1.2%
Non-recurring revenue	7,426	6,367	6,769	16.6%	9.7%
Total operating revenues	$257,898	$238,565	$251,909	8.1%	2.4%

Table 5: Six Months Operating Revenues by Product Category and Revenue Type (unaudited)

			Six Months Ended		% Change from
			June 30,	June 30,	June 30,
In thousands			2013	2012	2012
Index and ESG products
Subscriptions			$180,088	$147,468	22.1%
Asset-based fees			73,485	68,703	7.0%
Index and ESG products total			253,573	216,171	17.3%
Risk management analytics			134,373	128,624	4.5%
Portfolio management analytics			53,735	58,389	(8.0%)
Energy and commodity analytics
Recurring Energy and commodity analytics			6,211	7,684	(19.2%)
Correction[1]			-	(5,203)	(100.0%)
Net energy and commodity analytics			6,211	2,481	150.3%

Total Performance and Risk revenues			$447,892	$405,665	10.4%

Total Governance revenues			61,915	61,952	(0.1%)

Total operating revenues			$509,807	$467,617	9.0%

Recurring subscriptions			$422,127	$384,740	9.7%
Asset-based fees			73,485	68,703	7.0%
Non-recurring revenue			14,195	14,174	0.1%
Total operating revenues			$509,807	$467,617	9.0%
[1] In first quarter 2012, MSCI recorded a non-cash $5.2 million cumulative revenue reduction to correct an error related to energy and commodity analytics revenues previously reported prior to January 1, 2012. MSCI’s previous policy had resulted in the immediate recognition of a substantial portion of the revenue related to a majority of its contracts rather than amortizing that revenue over the life of that contract, which is now the method of recognition.

n/m = not meaningful

Table 6: Quarterly Operating Expense Detail (unaudited)

	Three Months Ended			% Change from
	June 30,	June 30,	March 31,	June 30,	March 31,
In thousands	2013	2012	2013	2012	2013
Cost of services
Compensation	$61,768	$55,492	$61,149	11.3%	1.0%
Non-recurring stock based compensation	-	94	-	(100.0%)	n/m
Total compensation	$61,768	$55,586	$61,149	11.1%	1.0%
Non-compensation	21,734	17,657	19,036	23.1%	14.2%
Lease exit charge[1]	(143)	-	-	n/m	n/m
Total non-compensation	21,591	17,657	19,036	22.3%	13.4%
Total cost of services	$83,359	$73,243	$80,185	13.8%	4.0%

Selling, general and administrative
Compensation	$39,890	$38,025	$45,656	4.9%	(12.6%)
Non-recurring stock based compensation	-	98	-	(100.0%)	n/m
Total compensation	$39,890	$38,123	$45,656	4.6%	(12.6%)
Non-compensation	17,944	19,479	15,975	(7.9%)	12.3%
Lease exit charge[1]	(222)	-	-	n/m	n/m
Total non-compensation	17,722	19,479	15,975	(9.0%)	10.9%
Total selling, general and administrative	$57,612	$57,602	$61,631	0.0%	(6.5%)

Restructuring costs	-	(22)	-	(100.0%)	n/m
Amortization of intangible assets	14,509	15,959	14,486	(9.1%)	0.2%
Depreciation and amortization of property,
equipment and leasehold improvements	5,246	4,662	5,080	12.5%	3.3%
Total operating expenses	$160,726	$151,444	$161,382	6.1%	(0.4%)

Compensation	$101,658	$93,517	$106,805	8.7%	(4.8%)
Non-recurring stock-based compensation	-	192	-	(100.0%)	n/m
Non-compensation expenses	39,678	37,136	35,011	6.8%	13.3%
Lease exit charge[1]	(365)	-	-	n/m	n/m
Restructuring costs	-	(22)	-	(100.0%)	n/m
Amortization of intangible assets	14,509	15,959	14,486	(9.1%)	0.2%
Depreciation and amortization of property,
equipment and leasehold improvements	5,246	4,662	5,080	12.5%	3.3%
Total operating expenses	$160,726	$151,444	$161,382	6.1%	(0.4%)
[1]Second quarter 2013 included a benefit of $0.4 million associated with an occupancy lease exit charge resulting from the consolidation of our New York offices. n/m = not meaningful

Table 7: Six Months Operating Expense Detail (unaudited)

	Six Months Ended		% Change from
	June 30,	June 30,	June 30,
In thousands	2013	2012	2012
Cost of services
Compensation	$122,917	$109,041	12.7%
Non-recurring stock based compensation	-	362	(100.0%)
Total compensation	$122,917	$109,403	12.4%
Non-compensation	40,770	36,131	12.8%
Lease exit charge[1]	(143)	-	n/m
Total non-compensation	40,627	36,131	12.4%
Total cost of services	$163,544	$145,534	12.4%

Selling, general and administrative
Compensation	$85,546	$76,517	11.8%
Non-recurring stock based compensation	-	412	(100.0%)
Total compensation	$85,546	$76,929	11.2%
Non-compensation	33,919	36,109	(6.1%)
Lease exit charge[1]	(222)	-	n/m
Total non-compensation	33,697	36,109	(6.7%)
Total selling, general and administrative	$119,243	$113,038	5.5%

Restructuring costs	-	(51)	(100.0%)
Amortization of intangible assets	28,995	31,918	(9.2%)
Depreciation and amortization of property,
equipment and leasehold improvements	10,326	9,078	13.7%
Total operating expenses	$322,108	$299,517	7.5%

Compensation	$208,463	$185,558	12.3%
Non-recurring stock-based compensation	-	774	(100.0%)
Non-compensation expenses	74,689	72,240	3.4%
Lease exit charge[1]	(365)	-	n/m
Restructuring costs	-	(51)	(100.0%)
Amortization of intangible assets	28,995	31,918	(9.2%)
Depreciation and amortization of property,
equipment and leasehold improvements	10,326	9,078	13.7%
Total operating expenses	$322,108	$299,517	7.5%
[1]Six months ended 2013 included a benefit of $0.4 million associated with an occupancy lease exit charge resulting from the consolidation of our New York offices. n/m = not meaningful

Table 8: Summary Quarterly Segment Information (unaudited)

	Three Months Ended			% Change from
	June 30,	June 30,	March 31,	June 30,	March 31,
In thousands	2013	2012	2013	2012	2013

Revenues:
Performance and Risk	$228,423	$207,576	$219,469	10.0%	4.1%
Governance	29,475	30,989	32,440	(4.9%)	(9.1%)
Total Operating revenues	$257,898	$238,565	$251,909	8.1%	2.4%

Operating Income:
Performance and Risk	93,574	85,980	86,699	8.8%	7.9%
Margin	41.0%	41.4%	39.5%
Governance	3,598	1,141	3,828	215.3%	(6.0%)
Margin	12.2%	3.7%	11.8%
Total Operating Income	$97,172	$87,121	$90,527	11.5%	7.3%
Margin	37.7%	36.5%	35.9%

Adjusted EBITDA:
Performance and Risk	108,816	102,595	101,954	6.1%	6.7%
Margin	47.6%	49.4%	46.5%
Governance	7,746	5,317	8,139	45.7%	(4.8%)
Margin	26.3%	17.2%	25.1%
Total Adjusted EBITDA	$116,562	$107,912	$110,093	8.0%	5.9%
Margin	45.2%	45.2%	43.7%

Table 9: Summary Six Months Segment Information (unaudited)
			Six Months Ended		% Change from
			June 30,	June 30,	June 30,
In thousands			2013	2012	2012

Revenues:
Performance and Risk			$447,892	$405,665	10.4%
Governance			61,915	61,952	(0.1%)
Total Operating revenues			$509,807	$467,617	9.0%

Operating Income:
Performance and Risk			180,273	163,455	10.3%
Margin			40.2%	40.3%
Governance			7,426	4,645	59.9%
Margin			12.0%	7.5%
Total Operating Income			$187,699	$168,100	11.7%
Margin			36.8%	35.9%

Adjusted EBITDA:
Performance and Risk			210,770	196,779	7.1%
Margin			47.1%	48.5%
Governance			15,885	13,040	21.8%
Margin			25.7%	21.0%
Total Adjusted EBITDA			$226,655	$209,819	8.0%
Margin			44.5%	44.9%

Table 10: Key Operating Metrics[1] (unaudited)

	As of			% Change from
	June 30,	June 30,	March 31,	June 30,	March 31,
Dollars in thousands	2013	2012	2013	2012	2013

Run Rates[1]
Index and ESG products
Subscription	$350,833	$285,604	$344,267	22.8%	1.9%
Asset-based fees	131,716	129,045	134,186	2.1%	(1.8%)
Index and ESG products total	482,549	414,649	478,453	16.4%	0.9%
Risk management analytics	281,022	258,995	274,524	8.5%	2.4%
Portfolio management analytics	104,524	117,153	106,091	(10.8%)	(1.5%)
Energy and commodity analytics	12,794	14,839	13,030	(13.8%)	(1.8%)
Total Performance and Risk	880,889	805,636	872,098	9.3%	1.0%

Governance	111,686	113,976	110,174	(2.0%)	1.4%
Total Run Rate	$992,575	$919,612	$982,272	7.9%	1.0%

Subscription total	$860,859	$790,567	$848,086	8.9%	1.5%
Asset-based fees total	131,716	129,045	134,186	2.1%	(1.8%)
Total Run Rate	$992,575	$919,612	$982,272	7.9%	1.0%

New Recurring Subscription Sales	$31,133	$28,453	$30,928	9.4%	0.7%
Subscription Cancellations	(16,082)	(17,229)	(16,691)	(6.7%)	(3.6%)
Net New Recurring Subscription Sales	$15,051	$11,224	$14,237	34.1%	5.7%
Non-recurring sales	$6,664	$5,099	$8,935	30.7%	(25.4%)

Employees	2,957	2,384	2,844	24.0%	4.0%
% Employees by location
Developed Market Centers	56%	58%	59%
Emerging Market Centers	44%	42%	41%
[1] The Run Rate at a particular point in time represents the forward-looking revenues for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects an annualization of the most recent periodic fee earned under such license or subscription. The Run Rate for IPD products was approximated using the trailing 12 months of revenues primarily adjusted for estimates for non-recurring sales, new sales and cancellations. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

Table 11: ETF Assets Linked to MSCI Indices[1] (unaudited)

	Three Months Ended 2012				Three Months Ended 2013		Six Months Ended
In Billions	March	June	September	December	March	June	June 2012	June 2013

Beginning Period AUM in ETFs linked to MSCI Indices	$301.6	$354.7	$327.4	$363.7	$402.3	$357.3	$301.6	$402.3
Cash Inflow/Outflow[2]	15.2	0.3	15.2	25.9	(61.0)	(74.4)	15.5	(135.4)
Appreciation/Depreciation	37.9	(27.6)	21.1	12.7	16.0	(13.2)	10.3	2.8
Period End AUM in ETFs linked to MSCI Indices	$354.7	$327.4	$363.7	$402.3	$357.3	$269.7	$327.4	$269.7

Period Average AUM in ETFs linked to MSCI Indices	$341.0	$331.6	$344.7	$376.6	$369.0	$324.1	$336.4	$346.6
[1] ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding. Source: Bloomberg and MSCI
[2] Cash Inflow/Outflow for the first and second quarter of 2013 includes the migration of $82.8 billion of AUM in 9 Vanguard ETFs and $74.8 billion of AUM in 13 Vanguard ETFs, respectively, that transitioned to other indices during each quarter.
Table 12: Supplemental Operating Metrics (unaudited)

Sales & Cancellations
	Three Months Ended 2012				Three Months Ended 2013		Six Months Ended
In thousands	March	June	September	December	March	June	June 2012	June 2013
New Recurring Subscription Sales	$33,506	$28,453	$27,164	$29,742	$30,928	$31,133	$61,959	$62,061
Subscription Cancellations	(13,498)	(17,229)	(19,134)	(28,725)	(16,691)	(16,082)	(30,727)	(32,773)
Net New Recurring Subscription Sales	$20,008	$11,224	$8,030	$1,017	$14,237	$15,051	$31,232	$29,288

Non-recurring sales	9,338	5,099	3,878	7,443	8,935	6,664	14,437	15,599
Total Sales	$42,844	$33,552	$31,042	$37,185	$39,863	$37,797	$76,396	$77,660

Aggregate & Core Retention Rates
	Three Months Ended 2012				Three Months Ended 2013		Six Months Ended
	March	June	September	December	March	June	June 2012	June 2013
Aggregate Retention Rate [1]
Index and ESG products	94.5%	94.9%	94.0%	90.4%	95.0%	94.0%	94.7%	94.5%
Risk management analytics	93.9%	90.0%	88.5%	84.4%	93.5%	92.5%	91.9%	93.0%
Portfolio management analytics	91.9%	84.2%	84.9%	78.0%	81.7%	87.0%	88.0%	84.3%
Energy & commodity analytics	90.2%	85.5%	76.6%	60.4%	90.1%	86.0%	87.8%	88.0%

Total Performance and Risk	93.7%	90.9%	89.8%	85.2%	92.4%	92.3%	92.2%	92.3%

Total Governance	88.7%	92.1%	91.1%	83.6%	90.0%	92.9%	90.4%	91.5%

Total Aggregate Retention Rate	93.0%	91.0%	90.0%	84.9%	92.1%	92.3%	92.0%	92.2%

Core Retention Rate [1]
Index and ESG products	94.6%	95.0%	94.0%	90.5%	95.0%	94.1%	94.8%	94.6%
Risk management analytics	94.0%	92.0%	89.3%	84.4%	93.9%	93.1%	92.9%	93.5%
Portfolio management analytics	92.2%	87.0%	86.5%	83.6%	82.8%	87.5%	89.6%	85.1%
Energy & commodity analytics	90.7%	85.5%	77.1%	60.4%	90.1%	86.0%	88.1%	88.0%

Total Performance and Risk	93.8%	92.2%	90.5%	86.2%	92.7%	92.6%	93.0%	92.6%

Total Governance	88.7%	92.2%	91.2%	83.8%	90.2%	92.9%	90.4%	91.6%

Total Core Retention Rate	93.1%	92.2%	90.6%	85.9%	92.4%	92.6%	92.6%	92.5%
[1]The Aggregate Retention Rates are calculated by annualizing the cancellations for which we have received a notice of termination or non-renewal during the applicable period and have determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the applicable period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. For the calculation of the Core Retention Rate, the same methodology is used except the cancellations in the applicable period are reduced by the amount of product swaps.

Table 13: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

		Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
In thousands		Performance and Risk	Governance	Total	Performance and Risk	Governance	Total
Net Income				$61,053			$37,546
Plus:	Provision for income taxes			30,206			19,715
Plus:	Other expense (income), net			5,913			29,860
Operating income		$93,574	$3,598	$97,172	$85,980	$1,141	$87,121
Plus:	Non-recurring stock-based compensation	-	-	-	172	20	192
Plus:	Depreciation and amortization of property,
	equipment and leasehold improvements	4,329	917	5,246	3,817	845	4,662
Plus:	Amortization of intangible assets	11,221	3,288	14,509	12,639	3,320	15,959
Plus:	Lease exit charge	(308)	(57)	(365)	-	-	-
Plus:	Restructuring costs	-	-	-	(13)	(9)	(22)
Adjusted EBITDA		$108,816	$7,746	$116,562	$102,595	$5,317	$107,912

		Six Months Ended June 30, 2013			Six Months Ended June 30, 2012
In thousands		Performance and Risk	Governance	Total	Performance and Risk	Governance	Total
Net Income				$119,990			$81,512
Plus:	Provision for income taxes			54,820			43,988
Plus:	Other expense (income), net			12,889			42,600
Operating income		$180,273	$7,426	$187,699	$163,455	$4,645	$168,100
Plus:	Non-recurring stock-based compensation	-	-	-	696	78	774
Plus:	Depreciation and amortization of property,
	equipment and leasehold improvements	8,418	1,908	10,326	7,382	1,696	9,078
Plus:	Amortization of intangible assets	22,387	6,608	28,995	25,278	6,640	31,918
Plus:	Lease exit charge	(308)	(57)	(365)	-	-	-
Plus:	Restructuring costs	-	-	-	(32)	(19)	(51)
Adjusted EBITDA		$210,770	$15,885	$226,655	$196,779	$13,040	$209,819
Table 14: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

		Three Months Ended			Six Months Ended
		June 30,	June 30,	March 31,	June 30,	June 30,
In thousands, except per share data		2013	2012	2013	2013	2012
Net Income		$61,053	$37,546	$58,937	$119,990	$81,512
Plus:	Non-recurring stock-based compensation	-	192	-	-	774
Plus:	Amortization of intangible assets	14,509	15,959	14,486	28,995	31,918
Plus:	Debt repayment and refinancing expenses	-	20,639	-	-	20,639
Plus:	Lease exit charge	(365)	-	-	(365)	-
Plus:	Restructuring costs	-	(22)	-	-	(51)
Less:	Income tax effect	(4,711)	(12,775)	(4,268)	(8,979)	(18,648)

Adjusted net income		$70,486	$61,539	$69,155	$139,641	$116,144

Diluted EPS		$0.50	$0.30	$0.48	$0.98	$0.66
Plus:	Non-recurring stock-based compensation	-	-	-	-	0.01
Plus:	Amortization of intangible assets	0.12	0.13	0.12	0.24	0.26
Plus:	Debt repayment and refinancing expenses	-	0.17	-	-	0.17
Plus:	Lease exit charge	-	-	-	-	-
Plus:	Restructuring costs	-	-	-	-	(0.01)
Less:	Income tax effect	(0.04)	(0.10)	(0.03)	(0.08)	(0.15)
Adjusted EPS		$0.58	$0.50	$0.57	$1.14	$0.94

CONTACT:
MSCI Inc. Contact:
W. Edings Thibault, MSCI, New York + 1.212.804.5273
Media Inquiries:
Jo Morgan, MSCI, London + 44.20.7618.2224
Kristin Meza, MSCI, New York + 1.212.804.5330
Sally Todd | Christian Pickel, MHP Communications, London + 44.20.3128.8100